Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
May 6, 2009	Ginny Dunn
7:00 A.M.	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
(240) 864-2643
ENTREMED REPORTS FIRST QUARTER 2009
FINANCIAL RESULTS
     ROCKVILLE, MD — May 6, 2009 — EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported financial results for the three months ended March 31, 2009.
     The Company reported a net loss for the first quarter of approximately ($3.5 million), or ($0.04) per share, compared with a net loss of ($8.3 million), or ($0.10) per share, for the same period last year. The Company did not report any revenues for the first quarter 2009. As of March 31, 2009, the Company had cash and short-term investments of approximately $20.8 million.
     Kathy R. Wehmeir-Davis, Principal Accounting Officer, commented on the first quarter results, “The Company’s first quarter 2009 financial results were in line with our projections. During the first quarter, the Company realized significant cost savings as a result of our strategy to accelerate the clinical development of our priority Aurora A and angiogenic kinase inhibitor, ENMD-2076, and to focus our financial resources primarily on activities that support the advancement of this program. We expect operational expenses to remain at similar levels through the second quarter. Consistent with the past few years, we anticipate recording royalty revenue from Celgene’s sales of Thalomid® beginning in the third quarter.”
     Michael M. Tarnow, Executive Chairman commented, “Our first quarter operating results are a testimony to our diligence in streamlining operations and reducing non-essential expenditures. The corporate restructuring effort is substantially complete and the team is focused primarily on the clinical development of ENMD-2076. The Board remains enthusiastic about this exciting compound and believes the recent realignment and continued commitment of the EntreMed team position the Company to pursue and advance prospective partnerships for the ENMD-2076 clinical program.”

About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company focusing primarily on the development of its priority program, ENMD-2076, for the treatment of cancer. ENMD-2076 is an Aurora A and angiogenic kinase inhibitor, which is currently in Phase 1 studies in patients with solid tumors and multiple myeloma. In addition, multiple Phase 1 and 2 clinical trials are ongoing for MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway, and ENMD-1198, a novel tubulin-binding agent. The Company also has an approved IND application for Panzem® in the treatment of rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
-more-

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
March 31,

	2009	2008
Total revenues	$0	$0

Research and development	$1,953,460	$6,187,203

General and administrative	$1,159,721	$1,982,994

Net Loss	$(3,516,755)	$(8,346,456)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.04)	$(0.10)

Weighted average number of shares outstanding (basic and diluted)	87,728,644	84,898,912

Cash and Short-term Investments	$20,826,910	$43,643,620
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